Exhibit 16.1

December 16, 2013

United States Securities & Exchange Commission

Office of the Chief Accountant

100 F Street, NE

Washington, DC 20549

Re: Cascade Bancorp

We have read the "CHANGE IN CASCADE'S CERTIFYING ACCOUNTANT" disclosure included in Cascade Bancorp's Registration Statement on Form S-4 dated December 16, 2013, and agree with the statements made in the first, second, and third paragraphs as it relates to our firm. We have no basis on which to agree or disagree with the statements made in the fourth and fifth paragraphs.

Sincerely,

/s/ Delap LLP

Lake Oswego, Oregon